Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tele: 213-486-6546
Email: investor_relations@mflex.com

MFLEX ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Philippe Lemaitre Appointed Chairman; Kheng-Joo Khaw Elected to Board

Anaheim, CA, March 14, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that the Company’s Board of Directors has appointed Philippe Lemaitre, age 61, Chairman of the Board. Mr. Lemaitre, an independent director, has served on the MFLEX Board for the past two years. In addition, Kheng-Joo Khaw, age 62, has been elected to the Board of Directors at MFLEX’s Annual Meeting of Stockholders as a new independent director. These changes were made in response to the retirement of Philip Harding, who had served as Chairman of the Board since December 2003.

Mr. Lemaitre, MFLEX’s new Chairman of the Board of Directors, commented, “I am honored to be appointed Chairman of the Board of Directors of MFLEX. I believe this is a great company with world-class employees and a very bright future. In my new role as Chairman, I look forward to working with my talented colleagues to achieve our vision of profitable growth and maximizing shareholder value. In addition, I am very pleased that Kheng-Joo has joined the MFLEX Board. His extensive experience in both technology and manufacturing operations make him an excellent addition to the Board. Moreover, his experience as the CEO of two publicly listed, Asia-based companies provides insight into geographic regions and economic markets where MFLEX operates.”

Mr. Lemaitre continued, “On behalf of MFLEX’s Board of Directors and employees around the globe, I extend my sincere appreciation and gratitude to Phil Harding for his dedication to the Company over the past 23 years. His guidance and leadership have been invaluable in helping MFLEX become a trusted supplier of flex assemblies to leading smartphone and other consumer electronic device OEMs. I wish him well in his retirement and look forward to his informal counsel in the future.”

Mr. Lemaitre has served on the Board since March 2009. Since September 2007, Mr. Lemaitre has served as a director of Nasdaq-listed Sun Hydraulics Corporation, a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets, serving on its Audit and Nominating Committees and as the Chairman of its Compensation Committee. From October 1999 to January 2007, Mr. Lemaitre served as Chief Executive Officer and President of Woodhead Industries, a publicly held automation and electrical products manufacturer. From October 1999 to September 2006, Mr. Lemaitre also served as a member of Woodhead Industries board of directors, and was the Chairman of the Board from January 2001 through September 2006. Mr. Lemaitre holds an M.S. in civil engineering from École Spéciale des Travaux Publics in Paris, France and an M.S. in engineering from the University of California at Berkeley.

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Mr. Khaw currently serves on the board of the Singapore Airport Terminal Service, Ltd. (SATS), a position he has held since 2005. He also serves on both the Board Risk Committee and the Nominating Committee for SATS. Previously, Mr. Khaw was Chief Executive Officer of MediaRing, Ltd. from 2002 to 2009 and was also a member of its Board of Directors during that time. From 2000 to 2001, Mr. Khaw was President of Omni Electronics, a wholly owned subsidiary of the Singapore Exchange Limited Main Board-listed Omni Industries, Ltd, one of the largest electronic contract manufacturers in Asia before it was acquired by Celestica, Inc. in 2001. After the acquisition, Mr. Khaw served as Senior Vice President at Celestica, Inc. until 2002. Prior to Omni Electronics, Mr. Khaw spent 26 years at Hewlett-Packard from 1973 until 1999. Mr. Khaw previously served on the board of directors of Total Automation, Ltd., Amtek Engineering, Ltd., and Senoko Power. Mr. Khaw holds an M.B.A. from Santa Clara University, California and a Bachelor of Science in Electronic and Computer Engineering from Oregon State University.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect,” “schedule” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the period ended December 31, 2010. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

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